Exhibit 99.1

Citizens Financial Corp. announces earnings for the first half of 2005 were $813,000 compared to $687,000 in the first half of 2004. Second quarter earnings of $438,000 also exceeded the second quarter 2004 level of $153,000. The improved performance is the result of lower provisions for loan losses. On a per share basis earnings were $1.31 for the first half of 2005 compared to $1.09 in the same period last year

Citizens is a one bank holding company which serves much of eastern West Virginia through the six branches of it’s subsidiary, Citizens National Bank, and is headquartered in Elkins, West Virginia. The company’s stock trades on the over the counter bulletin board under the symbol CIWV.